Exhibit 99.1

THE TILE SHOP REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

DECLARES CASH DIVIDEND

MINNEAPOLIS – February 21, 2018 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year Summary

2.6% Net Sales Growth in Q4; 6.3% Full Year

Comparable Store Sales Declined 4.9% in Q4, Up 0.5% Full Year

66.8% Gross Margin in Q4;  68.5% Full Year

Diluted Earnings per Share of $0.21 Full Year; Non-GAAP Diluted Earnings per Share of $0.32 Full Year

Opened 4 stores in Q4; 15 stores for Full Year – 138 stores open at year-end

Management Commentary

“During the fourth quarter, we focused on improving our product assortment, identifying opportunities to better serve our professional customers, and de-emphasizing price promotions.  We have acted swiftly and decisively and we are confident in our long-term strategy,” said Robert Rucker, interim CEO. “Company performance in the second half of the year was not reflective of our position within the flooring industry as the preeminent place to romance your home with unique and premium tile.  We are committed to providing the best product assortment, best service, and best presentation in the tile industry.  We believe we are taking the right steps to deliver better financial results and best position the Company for long-term success.”

	Three Months Ended		Full Year Ended
(unaudited, amounts in thousands, except share and per	December 31,		December 31,
share data)	2017	2016	2017	2016
Net sales	$78,580	$76,614	$344,600	$324,157
Net sales growth(1)	2.6%	6.5%	6.3%	10.6%
Comparable store sales growth(2)	(4.9)%	3.1%	0.5%	7.6%
Gross margin rate	66.8%	69.6%	68.5%	70.0%
(Loss) income from operations as a % of net sales	(4.7)%	2.2%	7.5%	10.2%
Net (loss) income	$(7,351)	$273	$10,819	$18,463
Non-GAAP net (loss) income(3)	$(2,376)	$3,797	$16,493	$23,095
Net (loss) income per share	$(0.14)	$0.01	$0.21	$0.36
Non-GAAP net (loss) income per share(3)	$(0.05)	$0.07	$0.32	$0.45
Adjusted EBITDA(3)	$4,293	$14,507	$57,173	$68,047
Adjusted EBITDA as a % of net sales	5.5%	18.9%	16.6%	21.0%
Number of stores open at the end of period	138	123	138	123
(1)	As compared to the prior year period.
(2)

Same store sales growth is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the same stores sales growth calculation. Same store sales growth amounts include total charges to customers less any actual returns. Same store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing our results to those of other businesses.

(3)	Amounts are adjusted to exclude tax reform and shareholder and other litigation costs. See the “Non-GAAP Information” section below for a reconciliation of non-GAAP measures to GAAP measures.

HIGHLIGHTS FOR THE FOURTH QUARTER AND FULL YEAR 2017

Changes in Management

As announced on October 27, 2017, the Company’s founder and former CEO, Robert Rucker, is serving as the interim CEO until the Company’s Board of Directors identifies a permanent replacement.    Effective February 19, 2018, the Company appointed Cabell Lolmaugh as the Company’s Senior Vice President and Chief Operating Officer.

Net Sales

Net sales grew 2.6% in the fourth quarter of 2017 as compared to the fourth quarter of 2016.  The increase was due to net sales of $5.7 million from stores not included in the comparable store base, offset by a comparable store sales decrease of 4.9%, or $3.7 million. Full year 2017 net sales grew 6.3% compared to 2016.  This was driven by 15 stores opened in 2017 and an increase of 0.5% in comparable store sales in 2017.  Traffic weakened during the fourth quarter due in part to the Company’s shift in promotional strategy.

Gross Margin Rate

Gross margin for the fourth quarter of 2017 was 66.8% compared with 69.6% for the fourth quarter of 2016. Full year gross margin for 2017 was 68.5% compared with 70.0% in 2016. The gross margin rate decline for the fourth quarter was driven primarily by promotions and competitive pricing activity tied to orders initiated during third quarter that were closed in the fourth quarter and orders generated over the Black Friday weekend.  Inventory control costs and product mix changes also contributed to the decrease in gross margin for the quarter.  The gross margin rate decline for the year was primarily due to promotions and competitive pricing activity and product mix changes.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fourth quarter of 2017 were $56.1 million compared with $51.7 million for the fourth quarter of 2016.  The $4.4 million increase was driven by approximately $6.0 million of costs associated with opening and operating fifteen new stores.  In addition, the fourth quarter of 2017 included $1.1 million of non-cash impairment charges and $0.9 million of incremental expenses related to work to identify and prioritize growth and expansion opportunities.  The increase in expenses was partially offset by a $5.2 million decrease in special charges related to litigation. Full year 2017 selling, general and administrative expenses were $210.4 million in 2017 and $194.0 million in 2016.  The $16.4 million increase was primarily due to costs associated with opening and operating fifteen new stores during the year.

Tax and Tax Reform

Income tax expense for the fourth quarter of 2017 was $3.3 million compared with $1.1 million for the fourth quarter of 2016.  For the year, the Company’s effective tax rate was 55.2% in 2017 and 41.1% in 2016.  The increase in tax expense and the Company’s overall tax rate was primarily due to a $4.6 million charge taken during the fourth quarter to reduce the value of the Company’s deferred tax assets in accordance with the Tax Cuts and Jobs Act of 2017. The Company anticipates an annual effective tax rate of approximately 26% to 28% in 2018.

Store Expansion

The Company opened four new retail stores in the fourth quarter of 2017, consisting of three Houston, TX area locations (The Woodlands, Houston, and Willowbrook) and its second location in the Orlando, FL market. As of December 31, 2017, the Company operated 138 stores in 31 states and the District of Columbia.

DIVIDEND

The Board of Directors has declared a quarterly dividend of $0.05 per common share. The dividend is payable March 16, 2018 to shareholders of record at the close of business March 5, 2018.  The Company initiated its quarterly dividend in the first quarter of 2017.

OUTLOOK

The Company’s return to its historical focus on product, service, and presentation, rather than price, will likely result in continued volatility of comparable store traffic and sales in the near term.  As a result, the Company is limiting its outlook to the following:

•	Three new store openings in 2018 including one store in Hartford, CT that opened on January 19, 2018 and one store in Austin, TX that opened on January 31, 2018.
•	Capital investment of approximately $27 to $32 million, including remodeling approximately 30 stores to support our product presentation strategy.
•	Inventory investment of approximately 25% to 35% year over year, over the next several quarters, to support our product assortment strategy.
•

SG&A expense increase of approximately $5 to $7 million to support our service strategy, including increased expenses for (1) the addition of regional sales leader positions, (2) sales and warehouse staff compensation, and (3) customer relationship management and content management capabilities.  The $5 to $7 million increase in SG&A expense is incremental to the expected SG&A expense increases associated with a full year of operations for the fifteen stores opened in 2017 and the three new stores opening in 2018.

Longer term, the Company remains committed to achieving both Adjusted EBITDA margin and pretax return on capital employed of greater than 20%.

Non-GAAP Information

The Company presents non-GAAP (loss) income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net loss for the fourth quarter of 2017 was $2.4 million compared with net income of $3.8 million for the fourth quarter of 2016.  Full year non-GAAP net income for 2017 was $16.5 million compared with $23.1 million in 2016. Non-GAAP diluted loss per share for the fourth quarter of 2017 was $0.05 compared with $0.07 per share for the fourth quarter of 2016. Full year non-GAAP diluted earnings per share for 2017 was $0.32 compared with $0.45 per share in 2016.  See the “Non-GAAP (Loss) Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP income.

Non-GAAP (Loss) Income Reconciliation

	Three Months Ended
	December 31, 2017			December 31, 2016
			Per Share			Per Share
	Pretax	Net of Tax	Amounts	Pretax	Net of Tax	Amounts
(in thousands, except share and per share data)
GAAP income	$(4,045)	$(7,351)	$(0.14)	$1,356	$273	$0.01
Special charges:
Shareholder and other litigation costs	678	413	0.01	5,791	3,524	0.07
Tax reform(1)	-	4,562	0.09	-	-	-
Non-GAAP (loss) income(2)	$(3,367)	$(2,376)	$(0.05)	$7,147	$3,797	$0.07

(1)

Represents an adjustment for impacts of a change in the income tax provision due to the re-measurement of deferred income tax positions to reflect the new corporate tax rates pursuant to the Tax Cuts and Job Act of 2017. This provisional amount is subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the Tax Cuts and Jobs Act, as provided by recent SEC guidance.

(2)	Amounts may not foot due to rounding.

	Twelve Months Ended
	December 31, 2017			December 31, 2016
			Per Share			Per Share
	Pretax	Net of Tax	Amounts	Pretax	Net of Tax	Amounts
(in thousands, except share and per share data)
GAAP income	$24,159	$10,819	$0.21	$31,339	$18,463	$0.36
Special charges:
Shareholder and other litigation costs	1,762	1,112	0.02	7,618	4,632	0.09
Tax reform(1)	-	4,562	0.09	-	-	-
Non-GAAP income(2)	$25,921	$16,493	$0.32	$38,957	$23,095	$0.45

(1)

Represents an adjustment for impacts of a change in the income tax provision due to the re-measurement of deferred income tax positions to reflect the new corporate tax rates pursuant to the Tax Cuts and Job Act of 2017. This provisional amount is subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the Tax Cuts and Jobs Act, as provided by recent SEC guidance.

(2)	Amounts may not foot due to rounding.

Adjusted EBITDA for the fourth quarter of 2017 was $4.3 million compared with $14.5 million for the fourth quarter of 2016.  Full year Adjusted EBITDA for 2017 was $57.2 million compared with $68.0 in 2016. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net (loss) income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands)	2017	2016	2017	2016
GAAP net (loss) income	$(7,351)	$273	$10,819	$18,463
Interest expense	419	333	1,857	1,715
Income taxes	3,306	1,083	13,340	12,876
Depreciation and amortization	6,844	6,088	26,239	23,042
Special charges: shareholder and other litigation costs	678	5,791	1,762	7,618
Stock-based compensation	397	939	3,156	4,333
Adjusted EBITDA	$4,293	$14,507	$57,173	$68,047

Webcast and Conference Call

As announced on February 1, 2018, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Wednesday, February 21, 2018.  The call will be hosted by Bob Rucker, interim CEO, Kirk Geadelmann, CFO, Cabell Lolmaugh, Senior Vice President and COO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq: TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3-D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia, with an average size of 20,300 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges, including shareholder and other litigation costs.  Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges related to tax reform and shareholder and other litigation costs, and is net of tax.  The Company calculates pretax return on capital employed by taking income from operations divided by total assets net of non-interest bearing debt.  Non-interest bearing debt includes accounts payable, income taxes payable, other accrued liabilities, deferred rent and other long-term liabilities.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	December 31,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$6,621	$6,067
Restricted cash	855	3,000
Trade receivables, net	2,381	2,414
Inventories	85,259	74,295
Income tax receivable	5,726	1,670
Other current assets, net	4,717	8,755
Total Current Assets	105,559	96,201
Property, plant and equipment, net	151,405	141,037
Deferred tax assets	11,654	21,391
Long-term restricted cash	-	3,881
Other assets	2,107	2,763
Total Assets	$270,725	$265,273

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,771	$20,321
Current portion of long-term debt	8,833	6,286
Income tax payable	17	120
Other accrued liabilities	22,413	33,461
Total Current Liabilities	62,034	60,188
Long-term debt, net	18,182	22,126
Capital lease obligation, net	576	697
Deferred rent	41,290	37,595
Other long-term liabilities	4,769	5,768
Total Liabilities	126,851	126,374

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,156,850 and 51,607,143 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	180,109	185,998
Accumulated deficit	(36,239)	(47,058)
Accumulated other comprehensive loss	(1)	(46)
Total Stockholders' Equity	143,874	138,899
Total Liabilities and Stockholders' Equity	$270,725	$265,273

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended,
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$78,580	$76,614	$344,600	$324,157
Cost of sales	26,113	23,281	108,378	97,261
Gross profit	52,467	53,333	236,222	226,896
Selling, general and administrative expenses	56,131	51,683	210,376	193,983
(Loss) Income from operations	(3,664)	1,650	25,846	32,913
Interest expense	(419)	(333)	(1,857)	(1,715)
Other income	38	39	170	141
(Loss) Income before income taxes	(4,045)	1,356	24,159	31,339
Provision for income taxes	(3,306)	(1,083)	(13,340)	(12,876)
Net (loss) income	$(7,351)	$273	$10,819	$18,463

(Loss) Earnings per common share:
Basic	$(0.14)	$0.01	$0.21	$0.36
Diluted	$(0.14)	$0.01	$0.21	$0.36

Weighted average shares outstanding:
Basic	51,881,591	51,497,198	51,700,045	51,418,600
Diluted	51,881,591	52,112,609	51,927,877	51,880,113

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gross margin rate	66.8%	69.6%	68.5%	70.0%
SG&A expense rate	71.4%	67.5%	61.0%	59.8%
(Loss) Income from operations margin rate	(4.7)%	2.2%	7.5%	10.2%
Adjusted EBITDA margin rate	5.5%	18.9%	16.6%	21.0%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

	For the years ended,
	2017	2016
Cash Flows From Operating Activities
Net income	$10,819	$18,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	26,239	23,042
Amortization of debt issuance costs	691	487
Loss on disposals of property, plant and equipment	210	447
Impairment charges of property, plant and equipment	1,072	-
Deferred rent	3,884	2,382
Stock based compensation	3,156	4,333
Deferred income taxes	9,737	(395)
Changes in operating assets and liabilities:
Trade receivables	33	(448)
Inventories	(10,964)	(4,417)
Prepaid expenses and other current assets	4,159	(5,849)
Accounts payable	12,048	4,195
Income tax receivable/ payable	(4,159)	(1,917)
Accrued expenses and other liabilities	(11,234)	13,229
Net cash provided by operating activities	45,691	53,552
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(40,556)	(27,256)
Proceeds from the sale of property, plant and equipment	7	4
Net cash used in investing activities	(40,549)	(27,252)
Cash Flows From Financing Activities
Release of restricted cash	6,026	1,926
Payments of long-term debt and capital lease obligations	(36,575)	(37,822)
Advances on line of credit	35,000	10,000
Dividends paid	(10,366)	-
Contributions to NMTC fund	-	(6,683)
Payment of NMTC closing costs	-	1,269
Proceeds from exercise of stock options	1,639	842
Employee taxes paid for shares withheld	(318)	(56)
Security deposits	-	(4)
Net cash used in financing activities	(4,594)	(30,528)
Effect of exchange rate changes on cash	6	(35)
Net change in cash	554	(4,263)
Cash and cash equivalents beginning of period	6,067	10,330
Cash and cash equivalents end of period	$6,621	$6,067

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$636	$2,271
Cash paid for interest	1,822	1,811
Cash paid for income taxes, net of refunds	7,603	15,162